EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our reports dated March 31, 2008 relating to the consolidated financial statement of ICON Leasing Fund Twelve, LLC and dated June 25, 2008, relating to the consolidated balance sheet of ICON Capital Corp., in Post-Effective Amendment No. 4 to the Registration Statement (Form S-1 No. 333-138661) and related Prospectus of ICON Leasing Fund Twelve, LLC for the registration of up to 412,000 shares of limited liability company interests.

/s/ Ernst & Young LLP
New York, New York
June 26, 2008